FPB BANCORP, INC.

                               2001 ANNUAL REPORT

CORPORATE PROFILE

FPB Bancorp, Inc. ("FPB Bancorp") is a one-bank holding company. FPB Bancorp owns 100% of First Peoples Bank ("First Peoples"). On October 17, 2001, First Peoples' stockholders approved a plan of corporate reorganization under which First Peoples would become a wholly-owned subsidiary of FPB Bancorp. On December 3, 2001, FPB Bancorp became effective and a majority of the First Peoples' stockholders exchanged their common shares for shares of FPB Bancorp.

First Peoples is a Florida state-chartered commercial bank and its deposits are insured by the Federal Deposit Insurance Corporation. First Peoples opened for business on April 26, 1999 and provides a variety of banking services to small businesses and residents and individuals in St. Lucie County, Florida. First Peoples currently has one retail banking office located at 1301 SE Port St. Lucie Boulevard in Port St. Lucie, Florida. At December 31, 2001, First Peoples had total consolidated assets of $41.7 million and total consolidated stockholders' equity of $4.1 million.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Annual Report contains certain forward-looking statements which represent management's expectations or beliefs, including, but not limited to, statements concerning the banking industry and the issuer's operations, performance, financial condition and growth. For this purpose, any statements contained in this Report that are not statements of historical fact may be deemed forward-looking statements. Without limiting the generality of the foregoing, words such as "may," "will," "expect," "believe," "anticipate," "intend," "could," "should," "can," "estimate," or "continue" or the negative of other variations thereof or comparable terminology are intended to identify forward-looking statements. These statements by their nature involve substantial risks and uncertainties, certain of which are beyond management's control, and actual results may differ materially depending on a variety of important factors, including competition, general economic conditions, changes in interest rates, and changes in the value of real estate and other collateral securing loans, among other things.



Contents                                                                    Page

Financial Highlights...........................................................1

Letter to Shareholders......................................................2-3
..
Selected Financial Data........................................................4

Management's Discussion and Analysis of Financial Condition
         and Results of Operations..........................................5-15

Financial Statements.......................................................16-35

Independent Auditors' Report..................................................36

Board of Directors.........................................................37-38

Non-Director Executive Officers...............................................39

Community Liaison Board.......................................................40

General Information...........................................................41

Common Stock Prices and Dividends.............................................41


                              FINANCIAL HIGHLIGHTS

               December 31, 2001 and 2000 or the Years Then Ended
                (Dollars in thousands, except per share figures)

                                                                                                     2001         2000
                                                                                                     ----         ----
At Year End:

         Assets.................................................................................  $   41,706   $  30,532
         Loans, net.............................................................................  $   32,215   $  17,965
         Securities.............................................................................  $    5,479   $   6,987
         Deposits ..............................................................................  $   33,993   $  25,814
         Stockholders' equity...................................................................  $    4,090   $   4,144
         Book value per share...................................................................  $     8.36   $    8.47
         Shares outstanding.....................................................................     489,410     489,410
         Equity as a percentage of assets.......................................................        9.81%      13.57%
         Nonperforming assets-to-total assets ratio.............................................         NIL         NIL

For The Year:

         Interest income........................................................................  $    2,519   $   1,755
         Net loss ..............................................................................  $      (49)  $    (227)
         Loss per share basic and diluted.......................................................  $     (.10)  $    (.46)
         Return on average assets...............................................................        (.14%)      (.93%)
         Return on average equity...............................................................       (1.17%)     (5.40%)
         Average equity as a percentage of average assets.......................................       12.36%      17.19%
         Noninterest expenses to average assets.................................................        4.60%       5.24%


Yields and Rates:

         Loan portfolio.........................................................................        8.63%       9.25%
         Securities.............................................................................        6.08%       5.99%
         Other interest-earning assets..........................................................        4.17%       6.12%
         All interest-earning assets............................................................        7.85%       7.72%
         Deposits ..............................................................................        4.59%       5.32%
         Other borrowings.......................................................................        3.44%       -    %
         All interest-bearing liabilities.......................................................        4.58%       5.32%
         Interest-rate spread (1)...............................................................        3.27%       2.40%
         Net yield on average interest earning assets (2).......................................        4.59%       4.13%

_________________

(1) Average yield on all interest-earning assets less average rate paid on all interest-bearing liabilities.
(2)      Net interest income divided by average interest-earning assets.

                             LETTER TO SHAREHOLDERS



                                 March 15, 2002


Dear Shareholders:

We are very pleased to present this Annual Report for the year ended December 31, 2001. It has been a very difficult year for all of us in business with interest rates on both deposits and loans falling to levels of over 40 years ago. The horrific events of September 11th helped to bring us all together as a nation and changed us in many ways that none of us would have thought possible. The banking industry survived that crisis period very well and has proven to be quite the resilient force that it was originally designed to be. Despite those circumstances, we still had a banner year at First Peoples Bank as evidenced by the following growth patterns.

We closed the year with approximately $42 million in total assets, a 37% growth. Loans totaled $32 million and grew by 79%. Deposits also increased by 32% to $34 million.

We formed a Holding Company in 2001. That action was approved by a wide majority at a special shareholder meeting held at the bank in September. Officially, First Peoples Bank is now a 100% owned subsidiary of FPB Bancorp, Inc. The new holding company allows us to utilize a number of options such as the opportunity to offer new investment and insurance products should we choose to get into those areas. We are currently in the process of exchanging your original shares of bank stock into holding company stock. That exchange process is being handled through our transfer agent, Registrar and Transfer Company.

Our Internet product has now been offered for over a year and its success has been somewhat mixed. Many people are still concerned about using the "net" for personal and business activities. But the process is very safe and a real timesaver, especially the online personal bill payment services. The commercial application is also very easy to use and allows our business customers to monitor activity on their accounts prior to receiving their monthly statements. This can help a business owner not only track their deposits but also monitor them daily for suspicious activity.

Perhaps the most exciting development in 2001 was our purchase of a lot in Ft. Pierce for our first branch location. The property is located at the corner of Virginia Ave. and 25th Street. Our new sign has been on the site since October. We are extremely excited about the Ft. Pierce marketplace, as over 40% of our shareholders work or live there. We anticipate a late 2002 or early 2003 starting date and a mid 2003 target date to open. All of these dates are tentative and subject to change. We will provide periodic updates on the progress of the new facility and its timetable.

We are currently working on a new stock offering for FPB Bancorp, Inc. which will be ready for circulation sometime in late April or early May of this year. It is known as a Rights/Community Stock Offering and will allow for shareholders to purchase additional shares of stock in the new holding company equal to the number of shares they now own for an amount less than the current market price. Depositors will also have an opportunity to purchase any remaining shares not exercised and then whatever is left over will be available on the open market to the general public at a higher figure than the shareholder's or depositor's price.

First Peoples Bank staff and management continue to be involved in all facets of the community. Whether it is a community event or project, charitable endeavor or participation in a walkathon or building homes for Habitat, our staff is involved and committed to this area and its success. We try to contribute to as many worthwhile area activities as possible with our time, talent and charitable donations.

The officers and staff have again pledged some very ambitious goals and objectives in the budget process for 2002. We are determined to continue to offer the highest and most personalized service to our customers. We continue to stress total relationship banking in everything that we do and in the services we provide. Our ultimate goal is to provide a maximum return to all of our shareholders for their investment in First Peoples Bank.

Privacy is a real concern nationwide and it is common knowledge in the financial industry that community banks have always provided safeguards and high standards in protecting personal information for its customers. However, new legislation was implemented in 2001 nationally and it called for more stringent treatment of a customer's private information. First Peoples Bank developed an internal privacy policy and it was put in effect before the mandatory July 2002, effective date.

We ended 2001 on a positive earnings note, with our first full quarter of profitability for the period of October through December. We had over 3,600 loan and deposit accounts at year-end. Our courier service for commercial customers reaches over 100 accounts weekly and our total teller transactions continue to increase dramatically. Delinquent loan accounts continue to be very low and manageable. Most people now think of First Peoples Bank along with the other larger banks when they come into our area and are looking for financial services.

We are grateful for your continued support and look forward to seeing you at the annual meeting on April 24, 2002. It will be held at 5 p.m. at the bank's facility at 1301 Port St Lucie Boulevard, Port St. Lucie, FL 34952.

On behalf of the entire bank, its staff and directors, we wish to once again thank you for your commitment to community banking. If you haven't yet opened your account or stopped by for a visit, please do so soon.



Sincerely,





David W. Skiles                             Gary A. Berger
President CEO                               Board Chairman


                             SELECTED FINANCIAL DATA

 December 31, 2001, 2000 and 1999 and the Years Ended December 31, 2001 and 2000
                     and the Period Ended December 31, 1999
                (Dollars in thousands, except per share figures)



                                                                                        2001         2000        1999
                                                                                        ----         ----        ----
At Year End:

Cash and cash equivalents......................................................... $    2,448        4,380       1,758
Securities........................................................................      5,479        6,987       7,415
Loans, net........................................................................     32,215       17,965       6,530
All other assets..................................................................      1,564        1,200         973

     Total assets................................................................. $   41,706       30,532      16,676

Deposit accounts..................................................................     33,933       25,814      11,797
All other liabilities.............................................................      3,683          574         555
Stockholders' equity..............................................................      4,090        4,144       4,324

     Total liabilities and stockholders' equity................................... $   41,706       30,532      16,676

For the Period:

Total interest income............................................................. $    2,519        1,755         472
Total interest expense............................................................      1,046          815         172

Net interest income...............................................................      1,473          940         300

Provision for loan losses.........................................................        202          162          60

Net interest income after provision for loan losses...............................      1,271          778         240

Noninterest income................................................................        214          141          30
Noninterest expenses..............................................................      1,557        1,282         780

Loss before income tax credit.....................................................        (72)        (363)       (510)
Income tax credit.................................................................        (23)        (136)       (173)

Net loss.......................................................................... $      (49)        (227)       (337)

Net loss per share................................................................ $     (.10)        (.46)       (.69)

Weighted-average number of shares outstanding.....................................    489,410      489,410     489,410

Ratios and Other Data:

Return on average assets..........................................................       (.14%)       (.93%)     (3.94%)
Return on average equity..........................................................      (1.17%)      (5.40%)    (10.50%)
Average equity as a percentage of average assets..................................      12.36%       17.19%      37.50%
Interest-rate spread during the period............................................       3.27%        2.40%       2.96%
Net yield on average interest-earning assets......................................       4.59%        4.13%       3.95%
Noninterest expenses to average assets............................................       4.60%        5.24%       9.12%
Ratio of average interest-earning assets to average
     interest-bearing liabilities.................................................       1.40         1.48        1.43
Nonperforming loans and foreclosed real estate as a percentage of
     total assets at end of year..................................................        NIL          NIL         NIL
Allowance for loan losses as a percentage
     of total loans at end of year................................................      1.10%         1.11%        .91%
Total number of banking offices...................................................          1            1           1
Total shares outstanding at end of year...........................................    489,410      489,410     489,410
Book value per share at end of year...............................................     $ 8.36      $  8.47      $ 8.83

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  December 31, 2001 and 2000 and for the Years Ended December 31, 2001 and 2000


General

FPB Bancorp, Inc. is a bank holding company. FPB Bancorp owns 100% of First Peoples Bank.

First Peoples is a bank whose deposits are insured by the Federal Deposit Insurance Corporation. First Peoples provides a variety of banking services to small businesses and residents and individuals in St. Lucie County and Northern Martin County, Florida. First Peoples currently has one retail banking office located at 1301 SE Port St. Lucie Boulevard in Port St. Lucie, Florida. At December 31, 2001, First Peoples had total consolidated assets of $41.7 million and total consolidated stockholders' equity of $4.1 million.

Regulation and Legislation

As a banking holding company, FPB Bancorp is regulated by the Board of Governor's of the Federal Reserve System. As a state-chartered commercial bank, First Peoples is subject to extensive regulation by the Florida Department of Banking and Finance and the Federal Deposit Insurance Corporation. First Peoples files reports with the Florida Department and the FDIC concerning its activities and financial condition, in addition to obtaining regulatory approvals prior to entering into certain transactions such as mergers with or acquisitions of other financial institutions. Periodic examinations are performed by the Florida Department and the FDIC to monitor our compliance with the various regulatory requirements.

Credit Risk

FPB Bancorp's primary business is making commercial, business, consumer, and real estate loans. That activity entails potential loan losses, the magnitude of which depend on a variety of economic factors affecting borrowers which are beyond the control of FPB Bancorp. While underwriting guidelines have been instituted and credit review procedures have been put in place to protect FPB Bancorp from avoidable credit losses, some losses will inevitably occur. At December 31, 2001, FPB Bancorp had no nonperforming assets and has minimal charge-off experience.

The following table presents information regarding our total allowance for loan losses as well as the allocation of such amounts to the various categories of loans at December 31, (dollars in thousands):

                                                      2001                    2000                    1999
                                                          Loans to                Loans to                Loans to
                                                             Total                   Total                   Total
                                                Amount       Loans      Amount       Loans       Amount      Loans

         Commercial loans....................... $ 116       32.31%      $  75       37.31%        $ 19      44.27%
         Commercial real estate loans...........   108       30.09          52       25.87           21      29.52
         Residential real estate loans..........     6        1.67          10        4.98            1       2.01
         Consumer loans.........................   129       35.93          64       31.84           19      24.20
                                                   ---       -----          --       -----           --      -----

         Total allowance for loan losses........ $ 359      100.00%      $ 201      100.00%        $ 60     100.00%
                                                 =====      ======       =====      ======         ====     ======

         The allowance for loan losses as a
           percentage of total loans
           outstanding..........................              1.10 %                  1.11%                    .91%
                                                              ====                    ====                     ===

The following table sets forth the composition of FPB Bancorp's loan portfolio at December 31, (dollars in thousands):


                                                             2001                   2000                 1999
                                                       ---------------       ----------------      ---------------
                                                                  % of                   % of                 % of
                                                       Amount    Total       Amount     Total      Amount    Total
                                                       ------    -----       ------     -----      ------    -----

               Commercial......................      $ 11,667    35.82%    $  6,037     33.28%    $ 2,904    44.27%
               Commercial real estate..........        11,192    34.36        6,420     35.40       1,936    29.52
               Consumer........................         8,472    26.01        5,393     29.73       1,587    24.20
               Residential real estate.........         1,241     3.81          289      1.59         132     2.01
               --------------------------------         -----     ----          ---      ----         ---     ----

                  .............................        32,572   100.00%      18,139    100.00%      6,559   100.00%
               Less:                                            ======                 ======               ======
                 Deferred fees.................             2                    27                    31
                Allowance for loan losses......          (359)                 (201)                  (60)
                                                         ----                  ----                   ---

               Loans, net......................      $ 32,215              $ 17,965               $ 6,530
                                                     ========              ========               =======

Liquidity and Capital Resources

FPB Bancorp's primary source of cash during the year ended December 31, 2001, was from the proceeds from net deposit inflows of $8.2 million. Cash was used primarily to purchase securities and to originate loans. At December 31, 2001, we had outstanding commitments to originate loans totalling $4.7 million. At December 31, 2001, First Peoples exceeded its regulatory liquidity requirements.

Investment Securities. The following table sets forth the carrying value of our securities portfolio at December 31 (in thousands):

                                                             2001        2000
     Securities available for sale:
         U.S. Treasury securities........................  $      -    $ 1,996
         U.S. Government agency securities...............     3,481      4,991
         Mortgage-backed securities......................     1,015          -
                                                           --------    -------

                                                           $  4,496    $ 6,987
                                                           ========    =======
     Securities held to maturity-
         Mortgage-backed securities......................  $    963    $     -
                                                            ========    =======

The following table sets forth, by maturity distribution, certain information pertaining to the securities portfolio as follows (dollars in thousands):

                                                    From One Year      From Five Years
                                 One Year or Less   to Five Years       to Ten Years       Over Ten Years             Total
                                 ----------------   -------------       ------------       --------------             -----
                                Carrying  Average  Carrying  Average  Carrying  Average   Carrying  Average     Carrying Average
                                   Value    Yield     Value    Yield   Value     Yield     Value     Yield       Value    Yield
                                   -----    -----     -----    -----   -----     -----     -----     -----       -----    -----
December 31, 2001:
Securities Available for Sale:
     U.S. Government
       agency securities..    $     -       -%     $ 3,481      5.03%   $   -        -%       $   -       -%    $ 3,481      5.03%
     Mortgage-backed
       securities.........          -       -%         395      6.25      620     5.50            -       -       1,015      5.79

       Total..............    $     -       -%     $ 3,876      5.15%   $ 620     5.50%       $   -       -%    $ 4,496      5.20%

Securities Held to Maturity:
     Mortgage-backed
       securities.........    $     -       -%     $     -         -%   $   -        -%       $ 963    5.75%    $   963      5.75%

December 31, 2000:
Securities Available for Sale:
     U.S. Treasury
       securities.........    $ 1,996    5.31%     $     -         -%   $   -        -%       $   -       -%    $ 1,996       5.31%
     U.S. Government
       agency securities..        498    5.61        4,493      7.57        -        -            -       -       4,991      7.35

     Total................    $ 2,494    5.37%     $ 4,493      7.57%   $   -        -%       $   -       -%    $ 6,987      6.78%

Regulatory Capital Requirements

Under FDIC regulations, First Peoples is required to meet certain minimum regulatory capital requirements. This is not a valuation allowance and has not been created by charges against earnings. It represents a restriction on stockholders' equity.

Quantitative measures established by regulation to ensure capital adequacy require financial institutions to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital, as defined in the regulations, to risk-weighted assets, also as defined in the regulations, and of Tier I capital to average assets. Management believes, as of December 31, 2001, that First Peoples met all capital adequacy requirements to which it is subject.

                                                                                                  Minimum
                                                                                                 To Be Well
                                                                                              Capitalized Under
                                                                For Capital Adequacy          Prompt Corrective
                                                Actual                Purposes                Action Provisions
                                           -------------       ---------------------          ------------------
                                           Amount      %        Amount             %          Amount          %
                                           ------     ---       ------            ---          ------        ---
                                                               (Dollars in thousands)
     As of December 31, 2001:
         Total capital to Risk-
           Weighted assets..........    $ 4,277      13.03%     $ 2,623          8.00%       $ 3,284        10.00%
         Tier I Capital to Risk-
           Weighted Assets..........      3,919      11.94        1,313          4.00          1,970         6.00
         Tier I Capital
           to Total Assets..........      3,919      10.30        1,522          4.00          1,903         5.00

     As of December 31, 2000:
         Total capital to Risk-
           Weighted assets..........      4,044      21.24        1,523          8.00          1,904        10.00
         Tier I Capital to Risk-
           Weighted Assets..........      3,843      20.18          762          4.00          1,142         6.00
         Tier I Capital
           to Total Assets..........      3,843      13.11        1,173          4.00          1,466         5.00


Market Risk

Market risk is the risk of loss from adverse changes in market prices and rates. FPB Bancorp's market risk arises primarily from interest-rate risk inherent in its loan and deposit-taking activities. To that end, management actively monitors and manages its interest-rate risk exposure. The measurement of market risk associated with financial instruments is meaningful only when all related and offsetting on- and off-balance-sheet transactions are aggregated, and the resulting net positions are identified. Disclosures about the fair value of financial instruments, which reflect changes in market prices and rates, can be found in Note 8 of Notes to Consolidated Financial Statements.

FPB Bancorp does not engage in trading or hedging activities and does not invest in interest-rate derivatives or enter into interest rate swaps. The primary objective in managing interest-rate risk is to maximize earnings and minimize the potential adverse impact of changes in interest rates on FPB Bancorp's net interest income and capital, while adjusting FPB Bancorp's asset-liability structure to obtain the maximum yield-cost spread on that structure. FPB Bancorp relies primarily on our asset-liability structure to manage interest rate risk. However, a sudden and substantial increase in interest rates may adversely impact our earnings, to the extent that the interest-earning assets and interest-bearing liabilities do not change at the same speed, to the same extent, or on the same basis.

Asset and Liability Structure

As part of its asset and liability management program, FPB Bancorp has established and implemented various internal asset-liability decision processes, as well as communications and control procedures to aid us in managing our earnings. We believe that these processes and procedures provide FPB Bancorp with better capital planning, asset mix and volume controls, loan-pricing guidelines, and deposit interest-rate guidelines which should result in tighter controls and less exposure to interest-rate risk.

The matching of assets and liabilities may be accomplished in part by examining the extent to which such assets and liabilities are "interest rate sensitive" and by monitoring an institution's interest rate sensitivity "gap." An asset or liability is said to be interest rate sensitive within a specific time period if it will mature or reprice within that time period. The interest-rate sensitivity gap is defined as the difference between interest-earning assets and interest-bearing liabilities maturing or repricing within a given time period. The gap ratio is computed as the amount of rate sensitive assets less the amount of rate sensitive liabilities divided by total assets. A gap is considered positive when the amount of interest-rate sensitive assets exceeds interest-rate sensitive liabilities. A gap is considered negative when the amount of interest-rate sensitive liabilities exceeds interest-rate sensitive assets. During a period of rising interest rates, a negative gap would adversely affect net interest income, while a positive gap would result in an increase in net interest income. During a period of falling interest rates, a negative gap would result in an increase in net interest income, while a positive gap would adversely affect net interest income.

In order to minimize the potential for adverse effects of material and prolonged increases in interest rates on the results of operations, we continue to monitor asset and liability management policies to better match the maturities and repricing terms of its interest-earning assets and interest-bearing liabilities. Such policies have consisted primarily of: emphasizing the origination of adjustable-rate loans; maintaining a stable core deposit base; and maintaining a significant portion of liquid assets consisting primarily of cash and short-term securities.

The following table sets forth certain information relating to interest-earning assets and interest-bearing liabilities at December 31, 2001, that are estimated to mature or are scheduled to reprice within the period shown (dollars in thousands):


                                                                More             More
                                                    One       than One         than Five
                                                    Year      Year and         Years and       Over
                                                     or       Less than        Less than     Fifteen
                                                    Less     Five Years      Fifteen Years     Years     Total
                                                    ----     ----------      -------------     -----     -----

Mortgage and commercial loans (1):
    Commercial loans..........................    $  8,642     $  1,944         $  1,081       $    -     $ 11,667
    Commercial real estate loans..............       7,408        2,987              797            -       11,192
    Residential mortgage loans................           -          865              376            -        1,241
    Consumer loans............................       1,116        6,077            1,279            -        8,472
                                                  --------     --------         --------       ------     --------
         Total loans..........................      17,166       11,873            3,533            -       32,572
                                                  --------     --------         --------       ------     --------
Federal funds sold............................         353            -                -            -          353
Securities (2)................................         475        3,481            1,101          502        5,559
Time deposit..................................         100            -                -            -          100
                                                  --------     --------         --------       ------     --------
         Total rate-sensitive assets..........    $ 18,094     $ 15,354         $  4,634       $  502     $ 38,584
                                                  ========     ========         ========       ======     ========

Deposit accounts (3):
    Money market deposits.....................    $  6,545     $      -         $      -       $    -     $  6,545
    NOW deposits..............................       1,292            -                -            -        1,292
    Savings deposits..........................       3,419            -                -            -        3,419
    Certificates of deposit...................      11,325        4,587                -            -       15,912
                                                  --------     --------         --------       ------     --------
         Total deposit accounts...............      22,581        4,587                -            -       27,168

    Borrowings................................       2,842            -                -            -        2,842
                                                  --------     --------         --------       ------     --------
         Total rate-sensitive liabilities.....    $ 25,423     $  4,587         $      -       $    -     $ 30,010
                                                  ========     ========         ========       ======     ========

GAP (repricing differences)...................      (7,329)      10,767          4,634            502        8,574
                                                    ======       ======          =====            ===        =====

Cumulative GAP................................      (7,329)       3,438          8,072          8,574
                                                    ======        =====          =====          =====

Cumulative GAP/total assets...................      (17.57)%       8.24%         19.35%          5.85%
                                                    ======         ====          =====           ====
----------

(1) In preparing the table above, adjustable-rate loans are included in the period in which the interest rates are next scheduled to adjust rather than in the period in which the loans mature. Fixed-rate loans are scheduled, including repayment, according to their maturities.

(2) Securities are scheduled through the maturity dates and include Federal Home Loan Bank stock.

(3) Money-market, NOW, and savings deposits are regarded as ready accessible withdrawable accounts. All other time deposits are scheduled through the maturity dates.

The following table reflects the contractual principal repayments by period of the loan portfolio at December 31, 2001 (in thousands):


                                                                                                                Real
                                                                                                               Estate
Years Ending                                                                               Commercial        Construction
         December 31,                                                                        Loans             Loans
         ------------                                                                        -----             -----

           2002..........................................................................   $  4,167          $   50
           2003..........................................................................      1,584              72
           2004..........................................................................      1,315              72
           2005-2006.....................................................................      1,779             145
           2007-2008.....................................................................      1,039             145
           2009 & beyond.................................................................      1,783             477
                                                                                               -----             ---

           Total.........................................................................   $ 11,667          $  961

Of the $8,411 of loans due after 2002, 19.86% of such loans have fixed interest rates and 80.14% have adjustable interest rates.

The following table sets forth total loans originated and repaid during the period ended December 31 (in thousands):

                                                                                                    2001       2000
                                                                                                    ----       ----
              Originations:
                  Commercial loans............................................................  $ 12,826   $  8,539
                  Commercial real estate loans................................................     2,138      4,652
                  Residential mortgage loans..................................................       687        158
                  Consumer loans..............................................................     7,782      5,675
                                                                                                   -----      -----

                           Total loans originated.............................................    23,433     19,024

                  Principal reductions........................................................     9,000      7,444
                                                                                                   -----      -----

                  Increase in total loans.....................................................  $ 14,433   $ 11,580
                                                                                                ========   ========

The following table shows the distribution of, and certain other information relating to deposit accounts by type (dollars in thousands):

                                                                                       At December 31,
                                                                          2001                           2000
                                                                                 % of                           % of
                                                                 Amount         Deposits        Amount       Deposits
                                                                 ------         --------        ------       --------

         Demand deposits..................................    $   6,825           20.08%      $  6,298          24.40%
         Money-market deposits............................        6,545           19.25          2,591          10.04
         NOW deposits.....................................        1,292            3.80          1,239           4.80
         Savings deposits.................................        3,419           10.06          2,945          11.40
                                                               --------          ------       --------         ------

                  Subtotal................................       18,081           53.19         13,073          50.64
                                                               --------          ------       --------         ------

         Certificate of deposits:
                  1.00% - 1.99%...........................          154             .45              -              -
                  2.00% - 2.99%...........................        1,540            4.53            149            .58
                  3.00% - 3.99%...........................        3,933           11.57              -              -
                  4.00% - 4.99%...........................        4,688           13.79              9            .03
                  5.00% - 5.99%...........................        2,334            6.87            549           2.13
                  6.00% - 6.99%...........................        3,055            8.99         11,484          44.49
                  7.00% - 7.99%...........................          208             .61            550           2.13
                                                               --------          ------       --------         ------
         Total certificates of deposit (1)................       15,912           46.81         12,741          49.36
                                                               --------          ------       --------         ------
         Total deposits...................................     $ 33,993          100.00%      $ 25,814         100.00%
                                                               ========          ======       ========         ======

----------
(1) Included individual retirement accounts ("IRAs") totaling $1,058,000 and $907,000 at December 31, 2001 and 2000, all of which are in the form of certificates of deposit.

The following table presents by various interest rate categories the amounts of certificates of deposit at December 31, 2001, which mature during the periods indicated (in thousands):

                                                                   Year Ending December 31,
                                                     ----------------------------------------------------------------
                                                     2002           2003           2004           2005           2006         Total
                                                     ----           ----           ----           ----           ----         -----

1.00% - 1.99% ............................        $   154       $      -         $    -          $   -          $   -        $   154
2.00% - 2.99% ............................          1,501             39              -              -              -          1,540
3.00% - 3.99% ............................          2,685          1,157             91              -              -          3,933
4.00% - 4.99% ............................          4,217            355             14              -            102          4,688
5.00% - 5.99% ............................          2,131            104             99              -              -          2,334
6.00% - 6.99% ............................            529          2,513              -             13              -          3,055
7.00% - 7.99% ............................            108            100              -              -              -            208
                                                  -------        -------        -------        -------        -------        -------
Total certificates of deposit ............        $11,325        $ 4,268        $   204        $    13        $   102        $15,912
                                                  =======        =======        =======        =======        =======        =======

Jumbo certificates ($100,000 and over) mature as follows (in thousands):

                                                                                      December 31,
                                                                                      ------------
                                                                                    2001        2000
                                                                                    ----        ----

     Due three months or less..............................................      $ 1,153   $   500
     Due over three months to six months...................................          780       632
     Due over six months to one year.......................................          918       602
     Due over one year to five years.......................................        2,188       971
                                                                                   -----       ---

                                                                                 $ 5,039   $ 2,705
                                                                                 =======   =======

Results of Operations

FPB Bancorp's operating results depend primarily on our net interest income, which is the difference between interest income on interest-earning assets and interest expense on interest-bearing liabilities, consisting primarily of deposits. Net interest income is determined by the difference between yields earned on interest-earning assets and rates paid on interest-bearing liabilities ("interest-rate spread") and the relative amounts of interest-earning assets and interest-bearing liabilities. FPB Bancorp's interest-rate spread is affected by regulatory, economic, and competitive factors that influence interest rates, loan demand, and deposit flows. In addition, our net earnings are also affected by the level of nonperforming loans and foreclosed real estate, as well as the level of our noninterest income, and our noninterest expenses, such as salaries and employee benefits, occupancy and equipment costs and income taxes.

The following table sets forth, for the period indicated, information regarding:
(i) the total dollar amount of interest and dividend income from interest-earning assets and the resultant average yield; (ii) the total dollar amount of interest expense on interest-bearing liabilities and the resultant average costs; (iii) net interest/dividend income; (iv) interest rate spread;
(v) net interest margin. Average balances are based on average daily balances (dollars in thousands).


                                                                  Years Ended December 31,
                                           -----------------------------------------------------------------------
                                                         2001                                2000
                                           ---------------------------------      --------------------------------
                                                       Interest     Average                Interest       Average
                                            Average      and         Yield/     Average      and           Yield/
                                            Balance    Dividends     Rate       Balance    Dividends       Rate
                                            -------    ---------     ----       -------    ---------       ----
Interest-earning assets:
     Loans..............................   $ 24,379     $ 2,105      8.63%     $ 11,917    $ 1,102         9.25%
     Securities.........................      4,822         293      6.08         7,907        474         5.99
     Other interest-earning assets (1)..      2,899         121      4.17         2,923        179         6.12
                                              -----         ---                   -----        ---

         Total interest-earning assets..     32,100       2,519      7.85        22,747      1,755         7.72
                                                          =====                              =====

Noninterest-earning assets..............      1,729                               1,704
                                              -----                               -----

         Total assets...................   $ 33,829                            $ 24,451
                                           ========                            ========

Interest-bearing liabilities:
     Savings, NOW and money-market
         deposits.......................      7,963         219      2.75         5,870        221         3.76
     Certificates of deposit............     14,622         818      5.59         9,457        594         6.28
     Other borrowings...................        264           9      3.44             -          -            -
                                                ---         ---                   -----        ---

         Total interest-bearing
             liabilities................     22,849       1,046      4.58        15,327        815         5.32
                                                          -----                                ---
Noninterest-bearing liabilities.........      6,799                               4,922
Stockholders' equity....................      4,181                               4,202
                                              -----                               -----

         Total liabilities and
             stockholders' equity.......   $ 33,829                            $ 24,451
                                           ========                            ========

Net interest income.....................                $ 1,473                            $   940
                                                        =======                            =======

Interest-rate spread....................                             3.27%                                 2.40%
                                                                     ====                                  ====

Net interest margin (2).................                             4.59%                                 4.13%
                                                                     ====                                  ====

Ratio of average interest-earning
     assets to average interest-bearing
     liabilities........................       1.40                                1.48
                                               ====                                ====

(1) Other interest-earning assets included federal funds sold, Federal Home Loan Bank stock and time deposits.
(2) Net interest margin is net interest income divided by total interest-earning assets.

Rate/Volume Analysis

The following table sets forth certain information regarding changes in interest income and interest expense for the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (1) changes in rate (change in rate multiplied by prior volume), (2) changes in volume (change in volume multiplied by prior rate) and (3) changes in rate-volume (change in rate multiplied by change in volume).

Year Ended December 31, 2001 vs. 2000:
                                                                                      Increase (Decrease) Due to
                                                                                      --------------------------
                                                                                                      Rate/
                                                                                  Rate    Volume     Volume     Total
                                                                                  ----    ------     ------     -----
                                                                                      (In thousands)
Interest-earning assets:
    Loans....................................................................    $ (73)  $ 1,152      $(76)   $ 1,003
    Securities...............................................................        7      (185)       (3)      (181)
    Other interest-earning assets............................................      (57)       (1)        -        (58)
                                                                                   ---        --       ---        ---

      Total..................................................................     (123)      966       (79)       764
                                                                                  ----       ---       ---        ---

Interest-bearing liabilities:
    Deposits:
      Savings, demand, money-market and NOW deposits.........................      (59)       79       (22)        (2)
      Time deposits..........................................................      (65)      324       (35)       224
      Other borrowings.......................................................        -         -         9          9
                                                                                  ----       ---       ---        ---
      Total..................................................................     (124)      403       (48)       231
                                                                                  ----       ---       ---        ---
Net change in net interest income............................................    $   1   $   563      $(31)   $   533
                                                                                 =====   =======      ====    =======

              Comparison of Years Ended December 31, 2001 and 2000

General. Net consolidated loss for the year ended December 31, 2001, was $49,000 or $.10 per basic and diluted share compared to net loss $227,000 or $.46 per basic and diluted share for the year ended December 31, 2000. This improvement in net operating results was primarily due to an increase in net interest income and noninterest income, partially offset by an increase in noninterest expenses and the provision for loan losses, all as a result of our growth.

Interest Income.  Interest  income  increased to $2.5 million for the year ended
  December 31, 2001, from $1.8 million for the year ended December 31, 2000. Interest income on loans increased to $2.1 million from $1.1 million due to an increase in the average loan portfolio balance for the year ended December 31, 2001, partially offset by a decrease in the weighted-average yield earned on the portfolio to 8.63% for 2001 from 9.25% for 2000. Interest on securities decreased to $0.3 million due to a decrease in the average securities balance in 2001, partially offset by an increase in the average yield earned from 5.99% in 2000 to 6.08% in 2001. Interest on other interest-earning assets decreased to $0.1 million primarily due to a decrease in the average balance and a decrease in the weighted-average yield earned on those assets.

Interest Expense.  Interest expense  increased to $1.0 million in 2001 from $0.8 million in 2000. Interest expense increased due to the $7.3 million growth in average interest-bearing deposits in 2001, despite a decrease in the weighted-average rate paid on deposits.

Provision for Loan Losses. The provision for loan losses was charged to operations to bring the total allowance to a level deemed appropriate by management and is based upon historical experience, the volume and the type of lending conducted by FPB Bancorp. In addition, industry standards, the amounts of nonperforming loans, general economic conditions, particularly as they relate to market areas, and other factors related to the collectibility of our loan portfolio were considered. The provision for loan losses increased from $162,000 in 2000 to $202,000 in 2001. The increase was due primarily to the $14.4 million increase in the loan portfolio during the year. Management believes that the allowance for loan losses of $359,000 is adequate at December 31, 2001.

Noninterest Income. Noninterest income increased from $141,000 in 2000 to $214,000 in 2001. This was primarily due to increased service charges on deposit accounts in 2001, compared to 2000.

Noninterest Expense. Total noninterest expense increased to $1.6 million for the year ended December 31, 2001, compared to $1.3 million in 2000. This was primarily due to increases in employee compensation and benefits and occupancy and equipment expense all due to the overall growth of FPB Bancorp.

Income Taxes. The income tax benefit was $136,000 (an effective rate of 37.5%) for 2000 compared to a $23,000 (an effective rate of 31.9%) for 2001. It is management's belief that it is more likely than not the benefit and deferred tax asset recognized will be realized in future periods.


Impact of Inflation and Changing Prices

The financial statements and related data presented herein have been prepared in accordance with accounting principles generally accepted in the United States of America, which requires the measurement of financial position and operating results in terms of historical dollars, without considering changes in the relative purchasing power of money over time due to inflation. Unlike most industrial companies, substantially all of our assets and liabilities are monetary in nature. As a result, interest rates have a more significant impact on our performance than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services, since such prices are affected by inflation to a larger extent than interest rates.

                        FPB BANCORP, INC. AND SUBSIDIARY

                           Consolidated Balance Sheets
                     ($ in thousands, except share amounts)

                                                                                                              At December 31,
                                                                                                         -------------------------
     Assets                                                                                              2001                 2000
                                                                                                         ----                 ----

Cash and due from banks ..................................................................            $  2,095                1,494
Federal funds sold .......................................................................                 353                2,886
                                                                                                      --------               ------
              Total cash and cash equivalents ............................................               2,448                4,380

Time deposit .............................................................................                 100                  100
Securities available for sale ............................................................               4,496                6,987
Securities held to maturity ..............................................................                 983                    -
Loans, net of allowance for loan losses of  $359 and $201 ................................              32,215               17,965
Premises and equipment, net ..............................................................                 616                  366
Federal Home Loan Bank stock, at cost ....................................................                  80                   29
Accrued interest receivable ..............................................................                 211                  201
Deferred income taxes ....................................................................                 444                  418
Other assets .............................................................................                 113                   86
                                                                                                      --------               ------
              Total assets ...............................................................            $ 41,706               30,532
                                                                                                      ========               ======


    Liabilities and Stockholders' Equity

Liabilities:
    Noninterest-bearing demand deposits ..................................................               6,825                6,298
    Savings, NOW and money-market deposits ...............................................              11,256                6,775
    Time deposits ........................................................................              15,912               12,741
                                                                                                      --------               ------
              Total deposits .............................................................              33,993               25,814

    Federal funds purchased ..............................................................               1,500                  -
    Federal Home Loan Bank advance .......................................................               1,000                  -
    Notes payable ........................................................................                 342                  -
    Official checks ......................................................................                 742                  534
    Other liabilities ....................................................................                  39                   40
                                                                                                      --------               ------
              Total liabilities ..........................................................              37,616               26,388
                                                                                                      --------               ------
Commitments and contingencies (Notes 4 and 8)

Stockholders' equity:
    Preferred stock, $.01 par value; 1,000,000 shares authorized,
         no shares issued or outstanding .................................................                 -                    -
    Common stock, $.01 par value; 5,000,000 shares authorized,
         489,410 shares issued and outstanding ...........................................                   5                    5
    Additional paid-in capital ...........................................................               4,846                4,846
    Accumulated deficit ..................................................................                (761)                (712)
    Accumulated other comprehensive income ...............................................                 -                      5
                                                                                                      --------               ------
              Total stockholders' equity .................................................               4,090                4,144
                                                                                                      --------               ------
              Total liabilities and stockholders' equity .................................            $ 41,706               30,532
                                                                                                      ========               ======

See Accompanying Notes to Consolidated Financial Statements.

                        FPB BANCORP, INC. AND SUBSIDIARY

                      Consolidated Statements of Operations
                     ($ in thousands, except share amounts)

                                                                                                         Year Ended December 31,
                                                                                                         -----------------------
                                                                                                     2001                     2000
                                                                                                     ----                     ----
Interest income:
    Loans ........................................................................               $   2,105                    1,102
    Securities ...................................................................                     293                      474
    Other ........................................................................                     121                      179
                                                                                                     -----                    -----
              Total interest income ..............................................                   2,519                    1,755


Interest expense:
    Deposits .....................................................................                   1,037                      815
    Other ........................................................................                       9                      -
                                                                                                     -----                    -----
              Total interest expense .............................................                   1,046                      815
                                                                                                     -----                    -----
Net interest income ..............................................................                   1,473                      940

              Provision for loan losses ..........................................                     202                      162
                                                                                                     -----                    -----
Net interest income after provision for loan losses ..............................                   1,271                      778
                                                                                                     -----                    -----
Noninterest income:
    Service charges and fees on deposit accounts .................................                     179                      122
    Other fees ...................................................................                      22                       15
    Other ........................................................................                      13                        4
                                                                                                     -----                    -----
              Total noninterest income ...........................................                     214                      141
                                                                                                     -----                    -----
Noninterest expenses:
    Salaries and employee benefits ...............................................                     654                      537
    Occupancy and equipment ......................................................                     322                      259
    Advertising ..................................................................                      68                       82
    Professional fees ............................................................                     114                       68
    Data processing ..............................................................                     111                       62
    Insurance expense ............................................................                      24                       28
    Supplies .....................................................................                      45                       25
    Other ........................................................................                     219                      221
                                                                                                     -----                    -----
              Total noninterest expenses .........................................                   1,557                    1,282
                                                                                                     -----                    -----
Loss before income tax benefit ...................................................                     (72)                    (363)

    Income tax benefit ...........................................................                     (23)                    (136)

Net loss .........................................................................               $     (49)                    (227)
                                                                                                 =========                  =======

Loss per share basic and diluted .................................................               $    (.10)                    (.46)
                                                                                                 =========                  =======

Weighted-average number of shares, basic and diluted .............................                 489,410                  489,410
                                                                                                 =========                  =======

See Accompanying Notes to Consolidated Financial Statements.

                        FPB BANCORP, INC. AND SUBSIDIARY

                 Consolidated Statements of Stockholders' Equity

                     Years Ended December 31, 2001 and 2000
                     ($ in thousands, except share amounts)



                                                                                                     Accumulated
                                                                                                        Other
                                                                                                       Compre-
                                            Common Stock            Additional                         hensive          Total
                                         --------------------         Paid-In      Accumulated         Income       Stockholders'
                                         Shares        Amount         Capital        Deficit           (Loss)          Equity
                                         ------        ------         -------        -------           ------          ------

Balance at December 31, 1999........    489,410         $ 5           4,846             (485)           (42)            4,324

Comprehensive income (loss):

         Net loss...................     -               -             -                (227)            -               (227)

         Net unrealized gain on
             securities available
             for sale, net of
             tax of $27.............     -               -             -                 -               47                47

         Comprehensive income
             (loss).................                                                                                     (180)

Balance at December 31, 2000........    489,410           5           4,846             (712)             5             4,144

Comprehensive income (loss):

         Net loss...................     -               -             -                 (49)            -                (49)

         Net unrealized gain on
             securities available
             for sale, net of
             tax of $3..............     -               -             -                 -               (5)               (5)

         Comprehensive income
             (loss).................                                                                                      (54)

Balance at December 31, 2001........    489,410         $ 5           4,846             (761)           -               4,090


See Accompanying Notes to Consolidated Financial Statements.

                        FPB BANCORP, INC. AND SUBSIDIARY

                      Consolidated Statements of Cash Flows
                                ($ in thousands)

                                                                                                            Year Ended December 31,
                                                                                                            -----------------------
                                                                                                         2001                  2000
                                                                                                         ----                  ----
Cash flows from operating activities:
    Net loss ...............................................................................           $    (49)               (227)
    Adjustments to reconcile net loss to net cash provided by
      (used in) operating activities:
         Depreciation ......................................................................                 92                  81
         Provision for loan losses .........................................................                202                 162
         Credit for deferred income taxes ..................................................                (23)               (136)
         Net amortization of loan fees .....................................................                 14                  34
         Net amortization of securities ....................................................                (18)                 (9)
         Increase in accrued interest receivable ...........................................                (10)               (113)
         Increase in other assets ..........................................................                (27)                (34)
         Increase in official checks and other liabilities .................................                207                  20
                                                                                                            ---                  --

                  Net cash provided by (used in) operating activities ......................                388                (222)
                                                                                                            ---                ----

Cash flows from investing activities:
    Purchase of securities available for sale ..............................................             (5,122)             (2,487)
    Purchase of securities held to maturity ................................................             (1,004)                -
    Maturities and calls of securities available for sale ..................................              7,500                 -
    Principal payments of securities available for sale ....................................                124               2,997
    Principal payments of held to maturity securities ......................................                 20                 -
    Net increase in loans ..................................................................            (14,466)            (11,631)
    Purchase of Federal Home Loan Bank stock ...............................................                (51)                -
    Purchase of premises and equipment .....................................................               (342)                (52)
                                                                                                           ----                 ---

                  Net cash used in investing activities ....................................            (13,341)            (11,173)
                                                                                                        -------             -------

Cash flows from financing activities:
    Net increase in deposits ...............................................................              8,179              14,017
    Increase in other borrowings ...........................................................              1,500                 -
    Increase in Federal Home Loan Bank advance .............................................              1,000                 -
    Increase in notes payable ..............................................................                342                 -
                                                                                                           ----                 ---

                  Net cash provided by financing activities ................................             11,021              14,017
                                                                                                         ------              ------

Net (decrease) increase in cash and cash equivalents .......................................             (1,932)              2,622

Cash and cash equivalents at beginning of period ...........................................              4,380               1,758
                                                                                                          -----               -----

Cash and cash equivalents at end of period .................................................           $  2,448               4,380
                                                                                                       ========               =====

Supplemental disclosure of cash flow information:
    Cash paid during the year for:
         Interest ..........................................................................           $  1,033                 807
                                                                                                       ========                 ===

         Income taxes ......................................................................           $    -                   -
                                                                                                       ========                 ===
    Noncash transactions:
         Accumulated other comprehensive income (loss),
              change in unrealized gain or loss on securities
              available for sale, net of tax ...............................................           $     (5)                 47
                                                                                                       ========                 ===

See Accompanying Notes to Consolidated Financial Statements.

                        FPB BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

               December 31, 2001 and 2000 and the Years Then Ended


(1)  Summary of Significant Accounting Policies
    Organization.  FPB Bancorp,  Inc. (the "Holding Company") owns 100% of First
         Peoples Bank (the "Bank") (collectively referred to as the "Company"). On October 17, 2001, the Bank's stockholders approved a plan of corporate reorganization under which the Bank would become a wholly-owned subsidiary of the Holding Company. On December 3, 2001, the Holding Company became effective and a majority of the Bank's stockholders exchanged their common shares for shares of the Holding Company. As a result, 489,410 shares of previously issued common shares of the Bank were exchanged for 489,410 common shares of the Holding Company. The book value per share of the Bank stock is identical to the book value per share of the Holding Company stock after the exchange. The Holding Company's acquisition of the Bank has been accounted for using a method similar to a pooling of interests and, accordingly, the financial data for periods presented include the results of the Bank. The Holding Company operates as a one-bank holding company and its only business activity is the operation of the Bank.

         The Bank is a state (Florida)-chartered commercial bank and its deposits are insured by the Federal Deposit Insurance Corporation. The Bank offers a variety of community banking services to individual and corporate customers through its banking office located in Port St. Lucie, Florida.

         The following is a description of the significant accounting policies and practices followed by the Company, which conform with the accounting principles generally accepted in the United States of America and prevailing practices within the banking industry.

    Basis of Presentation. The consolidated financial statements include the Company and its subsidiary. All significant intercompany accounts and transactions have been eliminated in consolidation.

    Use of Estimates. In preparing consolidated financial statements in conformity with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses and deferred tax assets.

    Cash and Cash Equivalents. For purposes of the consolidated statements of cash flows, cash and cash equivalents include cash and balances due from banks and federal funds sold, both of which mature within ninety days.

                                                                     (continued)

                        FPB BANCORP, INC. AND SUBSIDIARY

(1)  Summary of Significant Accounting Policies, Continued
    Securities. Securities may be classified as either trading, held to maturity or available for sale. Trading securities are held principally for resale and recorded at their fair values. Unrealized gains and losses on trading securities are included immediately in operations. Held-to-maturity securities are those which the Company has the positive intent and ability to hold to maturity and are reported at amortized cost. Available-for-sale securities consist of securities not classified as trading securities nor as held-to-maturity securities. Unrealized holding gains and losses, net of tax, on available-for-sale securities are reported as a net amount in other comprehensive income
         (loss). Gains and losses on the sale of available-for-sale securities are determined using the specific-identification method. Premiums and discounts on securities available for sale are recognized in interest income using the interest method over the period to maturity.

    Loans. Loans management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are reported at their outstanding principal adjusted for any charge-offs, the allowance for loan losses, and any deferred fees or costs.

         Commitment fees, loan origination fees and certain direct origination costs are capitalized and recognized as an adjustment of the yield of the related loan.

         The accrual of interest on loans is discontinued at the time the loan is ninety days delinquent unless the loan is well collateralized and in process of collection. In all cases, loans are placed on nonaccrual or charged-off at an earlier date if collection of principal or interest is considered doubtful.

         All interest accrued but not collected for loans that are placed on nonaccrual or charged-off is reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

    Allowance for Loan Losses. The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to operations. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

         The allowance for loan losses is evaluated on a regular basis by management and is based upon management's periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.


                                                                     (continued)

                        FPB BANCORP, INC. AND SUBSIDIARY

(1)  Summary of Significant Accounting Policies, Continued
    Allowance for Loan Losses, Continued. A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for commercial loans by either the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

         Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Company does not separately identify individual consumer and residential loans for impairment disclosures.

    Premises and Equipment. Land is stated at cost. Leasehold improvements and furniture, fixtures and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization expense are computed using the straight-line method over the shorter of the lease term or the estimated useful life of each type of asset.

    Transfer of Financial Assets. Transfers of financial assets are accounted for as sales, when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

    Income Taxes. Deferred income tax assets and liabilities are recorded to reflect the tax consequences on future years of temporary differences between revenues and expenses reported for financial statement and those reported for income tax purposes. Deferred tax assets and liabilities are measured using the enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be realized or settled. Valuation allowances are provided against assets which are not likely to be realized.


                                                                     (continued)

                        FPB BANCORP, INC. AND SUBSIDIARY

(1)  Summary of Significant Accounting Policies, Continued
    Stock-Based Compensation. Statement of Financial Accounting Standards (SFAS)
         No. 123, Accounting for Stock-Based Compensation, encourages all entities to adopt a fair value based method of accounting for employee stock compensation plans, whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, whereby compensation cost is the excess, if any, of the quoted market price of the stock at the grant date (or other measurement date) over the amount an employee must pay to acquire the stock. Stock options issued under the Bank's stock option plan have no intrinsic value at the grant date, and under Opinion No. 25 no compensation cost is recognized for them. The Company has elected to continue with the accounting methodology in Opinion No. 25 and, as a result, has provided proforma disclosures of net loss and loss per share and other disclosures, as if the fair value based method of accounting had been applied.

    Off-Balance-Sheet  Instruments.  In the  ordinary  course  of  business  the
         Company has entered into off-balance-sheet financial instruments consisting of unfunded loan commitments, available lines of credit and standby letters of credit. Such financial instruments are recorded in the consolidated financial statements when they are funded.

    Loss Per Share. Basic loss per share is computed on the basis of the weighted-average number of common shares outstanding. Outstanding stock options are not dilutive due to the net loss incurred by the Company.

    Fair Values of Financial Instruments. The following methods and assumptions were used by the Company in estimating fair values of financial instruments disclosed herein:

         Cash and Cash Equivalents. The carrying amounts of cash and cash equivalents approximate their fair value.

         Securities. Fair values for securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

         Loans. For variable-rate loans that reprice frequently and have no significant change in credit risk, fair values are based on carrying values. Fair values for certain fixed-rate mortgage (e.g. one-to-four family residential), commercial real estate and commercial loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality.

         Federal Home Loan Bank Stock. Fair value of the Bank's investment in Federal Home Loan Bank stock is based on its redemption value, which is its cost of $100 per share.

         Deposit Liabilities. The fair values disclosed for demand, NOW, money-market and savings deposits are, by definition, equal to the amount payable on demand at the reporting date (that is, their carrying amounts). Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

         Accrued Interest. The carrying amounts of accrued interest approximate their fair values.

                                                                     (continued)

                        FPB BANCORP, INC. AND SUBSIDIARY

(1)  Summary of Significant Accounting Policies, Continued
    Fair Values of Financial Instruments, Continued.

         Borrowings. The carrying amount of federal funds purchased approximate their fair values. Fair values of advances from the Federal Home Loan Bank are estimated using discounted cash flow analysis based on the Company's current incremental borrowing rates for similar types of borrowings.

         Off-Balance-Sheet Instruments. Fair values for off-balance-sheet lending commitments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing.

    Advertising. The Company expenses all media advertising as incurred.

    Comprehensive Income (Loss). Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income (loss). Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net loss, are components of comprehensive income (loss).

    Reclassification. Certain amounts in the 2000 financial statements have been reclassified to conform with 2001 presentation.

                        FPB BANCORP, INC. AND SUBSIDIARY

(2)  Securities
    Securities have been classified according to management's intent. The carrying amount of securities and their fair values are as follows (in thousands):

                                                                                    Gross          Gross
                                                                   Amortized     Unrealized     Unrealized        Fair
                                                                      Cost          Gains         Losses         Value
                                                                      ----          -----         ------         -----
         At December 31, 2001:
           Securities available for sale:
              U.S. Government agency securities...............      $ 3,478           35             (32)         3,481
              Mortgage-backed securities......................        1,018            8             (11)         1,015
                                                                    -------           --             ---          -----
                  Total securities available for sale.........      $ 4,496           43             (43)         4,496
                                                                    =======           ==             ===          =====

           Securities held to maturity-
              Mortgage-backed securities......................      $   983            -             (20)           963
                                                                    =======           ==             ===          =====
         At December 31, 2000:
           Securities available for sale:
              U.S. Treasury securities........................        1,998            -              (2)         1,996
              U.S. Government agency securities...............        4,981           10               -          4,991
                                                                    -------           --             ---          -----
                  Total securities available for sale.........      $ 6,979           10              (2)         6,987
                                                                    =======           ==             ===          =====

    There were no sales of securities in 2001 or 2000.

    The scheduled maturities of securities at December 31, 2001 are as follows (in thousands):


                                                                   Available for Sale           Held to Maturity
                                                                   ------------------           ----------------
                                                                  Amortized       Fair        Amortized       Fair
                                                                    Cost         Value          Cost         Value
                                                                    ----         -----          ----         -----

              Due from one to five years......................    $ 3,478         3,481            -             -
              Mortgage-backed securities......................      1,018         1,015          983           963
                                                                    -----         -----          ---           ---

                                                                  $ 4,496         4,496          983           963
                                                                  =======         =====          ===           ===

    At December 31, 2001 securities with a carrying value of $1,279,000 were pledged to the State of Florida as collateral for public funds. There were no securities pledged as collateral for public funds at December 31, 2000.


                                                                     (continued)

                        FPB BANCORP, INC. AND SUBSIDIARY

(3)  Loans
    The components of loans are as follows (in thousands):

                                                                                     At December 31,
                                                                               ----------------------------
                                                                               2001                    2000
                                                                               ----                    ----

Commercial ..................................................               $ 11,667                   6,037
Commercial real estate ......................................                 10,231                   5,668
Construction loans ..........................................                    961                     752
Consumer ....................................................                  8,472                   5,393
Residential real estate .....................................                  1,241                     289
                                                                               -----                     ---

             Total loans ....................................                 32,572                  18,139

Add (deduct):
    Deferred loan fees, net .................................                      2                      27
    Allowance for loan losses ...............................                   (359)                   (201)
                                                                                ----                    ----

Loans, net ..................................................               $ 32,215                  17,965
                                                                            ========                  ======


    An analysis of the change in the allowance for loan losses follows (in thousands):

                                                                                            2001            2000
                                                                                            ----            ----

              Beginning balance...........................................                 $ 201              60
              Provision for loan losses...................................                   202             162
              Charge-offs   ..........................................                       (44)            (21)
              Recoveries   ...............................................                     -               -
                                                                                           -----            ----
              Ending balance..............................................                 $ 359             201
                                                                                           =====             ===

    The Company had no impaired loans in 2001 or 2000.

(4)  Premises and Equipment
    A summary of premises and equipment follows (in thousands):

                                                                                               At December 31,
                                                                                               ---------------
                                                                                            2001             2000
                                                                                            ----             ----

              Land, future branch location.........................................        $ 305                 -
              Leasehold improvements...............................................          102                97
              Furniture, fixtures and equipment....................................          424               392

                  Total, at cost...................................................          831               489

                  Less accumulated depreciation and amortization...................         (215)             (123)
                                                                                            ----              ----

                  Premises and equipment, net......................................        $ 616               366
                                                                                           =====               ===

                                                                     (continued)

                        FPB BANCORP, INC. AND SUBSIDIARY

(4) Premises and Equipment, Continued
    The Company currently leases its banking facility under an operating lease. The lease expires in 2014 with renewal options of two five year terms. Annual rental expense increases based on the consumer price index. Rent expense under the operating lease during the years ended December 31, 2001 and 2000 was $107,000 and $101,000, respectively. The Company also has a purchase option which expires in 2003. The future minimum lease payments are approximately as follows (in thousands):

              Year Ending                                       Amount
              -----------                                       ------

              2002.........................................   $   102
              2003.........................................       103
              2004.........................................       105
              2005.........................................       107
              2006.........................................       110
              Thereafter...................................       862
                                                                  ---

                                                              $ 1,389
                                                              =======

(5) Deposits
    The aggregate amount of time deposits with a minimum denomination of $100,000, was approximately $5,039,000 and $2,705,000 at December 31,
         2001 and 2000, respectively.

    A schedule of maturities of time deposits follows (in thousands):

              Year Ending
              December 31,                                               Amount

                  2002..........................................       $ 11,325
                  2003..........................................          4,268
                  2004..........................................            204
                  2005..........................................             13
                  2006..........................................            102
                                                                            ---

                                                                       $ 15,912
                                                                       ========

(6) Federal Home Loan Bank Advance
    At  December  31,  2001,  a  Federal  Home Loan Bank ("FHLB") advance in the amount of $1,000,000 was outstanding. The advance bears interest at a floating rate based on the FHLB Atlanta overnight deposit rate +.30% (currently 1.83%) and matures on December 20, 2002. There were no advances outstanding at December 31, 2000. The advance is collateralized by securities available for sale with a carrying value of $2,363,503 at December 31, 2001 and all the Company's FHLB stock.


                                                                     (continued)

                        FPB BANCORP, INC. AND SUBSIDIARY

(7) Notes Payable
    In October  2001, the Holding  Company obtained a term loan and an unsecured line of credit in the amounts of $305,000 and $100,000, respectively. The notes bear interest at a rate of prime minus 1% (currently 3.75%) which is payable monthly. The notes mature October 9, 2002. The term loan is collateralized by land with a carry value of $305,000. At December 31, 2001, the term loan and line of credit balance outstanding were $305,000 and $37,000, respectively.

(8) Financial Instruments
    The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments are unfunded loan commitments, available lines of credit and standby letters of credit and may involve, to varying degrees, elements of credit and interest-rate risk in excess of the amount recognized in the consolidated balance sheet. The contract amounts of these instruments reflect the extent of involvement the Company has in these financial instruments.

    The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments as it does for on-balance-sheet instruments.

    Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed-expiration dates or other termination clauses and may require payment of a fee. Because some of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company, upon extension of credit, is based on management's credit evaluation of the counterparty. Standby letters of credit and conditional commitments are issued by the Company to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that included in extending loans to customers.

    The estimated fair values of the Company's financial instruments were as follows (in thousands):

                                                               At December 31, 2001            At December 31, 2000
                                                               --------------------            --------------------
                                                             Carrying          Fair          Carrying           Fair
                                                              Amount           Value          Amount            Value
                                                              ------           -----          ------            -----
    Financial assets:
         Cash and cash equivalents.....................     $   2,448          2,448            4,380            4,380
         Time deposit..................................           100            100              100              100
         Securities available for sale.................         4,496          4,496            6,987            6,987
         Securities held to maturity...................           983            963                -                -
         Loans, net....................................        32,215         32,729           17,965           17,892
         Federal Home Loan Bank stock..................            80             80               29               29
         Accrued interest receivable...................           211            211              201              201

    Financial liabilities:
         Deposit liabilities...........................        33,993         34,269           25,814           25,942
         Federal funds purchased.......................         1,500          1,500                -                -
         Federal Home Loan Bank advance................         1,000          1,000                -                -
         Notes payable.................................           342            342                -                -

                                                                     (continued)

                        FPB BANCORP, INC. AND SUBSIDIARY

(8) Financial Instruments, Continued
    A summary of the amounts of the Company's financial instruments with off balance sheet risk at December 31, 2001 follows (in thousands):

              Standby letters of credit.........................................           $   153
                                                                                           =======

              Unfunded loan commitments.........................................           $ 4,671
                                                                                           =======

              Available lines of credit.........................................           $ 2,229
                                                                                           =======

(9) Credit Risk
    The Company grants the majority of its loans to borrowers throughout the Port St. Lucie, Florida area. Although the Company has a diversified loan portfolio, a significant portion of its borrowers' ability to honor their contracts is dependent upon the economy in Port St. Lucie, Florida.

(10) Income Taxes
     The income tax benefit consisted of the following (in thousands):

                                                                                             Years Ended December 31,
                                                                                             ------------------------
                                                                                             2001                2000
                                                                                             ----                ----
              Deferred:
                  Federal  .......................................................           $(20)               (116)
                  State...........................................................             (3)                (20)
                                                                                               ---                 ---

                           Total deferred.........................................           $(23)               (136)
                                                                                             ====                ====

    The reasons for the differences between the statutory Federal income tax rate and the effective tax rate are summarized as follows (dollars in thousands):

                                                                                Years Ended December 31,
                                                                      ------------------------------------------
                                                                            2001                    2000
                                                                            ----                    ----
                                                                                  % of                     % of
                                                                                  Pretax                  Pretax
                                                                      Amount      Loss          Amount     Loss
                                                                      ------      ----          ------     ----

              Income tax benefit at statutory rate................     $(25)      (34)%         $(123)     (34)%
              (Increase) decrease resulting from:
                  State taxes, net of Federal tax benefit.........       (2)       (3)            (13)      (4)
                  Other...........................................        4         5            -         -
                                                                         --        --             ---       --
                                                                      $ (23)      (32)%         $(136)     (38)%
                                                                      =====       ===           =====      ===

                                                                     (continued)

                        FPB BANCORP, INC. AND SUBSIDIARY

(10)  Income Taxes, Continued
    The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are presented below (in thousands).

                                                                                                At December 31,
                                                                                                ---------------
                                                                                                2001       2000
                                                                                                ----       ----
              Deferred tax asset:
                  Net operating loss carryforwards....................................         $ 448        438
                  Organizational and preopening costs.................................            71         93
                  Allowance for loan losses...........................................            55         22
                                                                                                  --         --

                           Deferred tax assets........................................           574        553
                                                                                                 ---        ---

              Deferred tax liabilities:
                  Accrual to cash adjustment..........................................           110        113
                  Accumulated depreciation............................................            20         19
                  Unrealized gain on securities available for sale....................             -          3
                                                                                                 ---        ---
                           Deferred tax liabilities...................................           130        135
                                                                                                 ---        ---
                           Net deferred tax asset.....................................         $ 444        418
                                                                                               =====        ===

    At December 31, 2001, the Company has the following approximate net operating loss carryforwards available to offset future taxable income (in thousands):

              Expiration

                  2018........................................         $     5
                  2019........................................             540
                  2020........................................             619
                  2021........................................              25
                                                                           ---
                                                                       $ 1,189
                                                                       =======

                        FPB BANCORP, INC. AND SUBSIDIARY

(11)  Related Party Transactions
    Loans to officers and directors of the Company and entities in which they hold a financial interest were as follows (in thousands):

                                                                                                  2001          2000
                                                                                                  ----          ----

Balance at beginning of year .............................................                     $   679           201
Borrowings ...............................................................                         962           525
Repayments ...............................................................                        (415)          (47)
                                                                                                  ----           ---

Balance at end of year ...................................................                     $ 1,226           679
                                                                                               =======           ===

(12)  Stock Options
    The Company established an Incentive Stock Option Plan for officers and employees of the Company and reserved 97,882 shares of common stock for the plan. The exercise price of the stock options is the greater of $10 or the fair market value of the common stock on the date of grant. The options vest 33.3% during the second and third year, respectively, after grant and are fully exercisable during the fourth year after the grant date. The options must be exercised within ten years from the date of grant.


    A summary of stock option follows:
                                                                                 Range
                                                                                of Per       Weighted-
                                                                                 Share        Average      Aggregate
                                                                  Number of     Option       Per Share      Option
                                                                   Shares        Price        Price         Price
                                                                   ------        -----        -----         -----

              Outstanding at December 31, 1999................     93,030      $ 10.00         10.00          930,300
              Granted.........................................        350        10.00         10.00            3,500
              Forfeited.......................................     (1,700)       10.00         10.00          (17,000)
                                                                   ------        -----         -----          -------

              Outstanding at December 31, 2000................     91,680        10.00         10.00          916,800
              Granted.........................................      2,000        10.00         10.00           20,000
              Forfeited.......................................     (1,750)       10.00         10.00          (17,500)
                                                                   ------        -----         -----          -------

              Outstanding at December 31, 2001................     91,930      $ 10.00         10.00          919,300
                                                                   ======      =======         =====          =======

    The weighted-average remaining contractual life of the outstanding stock options at December 31, 2001 and 2000 was 8.5 years and 8.5 years, respectively.

                                                                     (continued)

                        FPB BANCORP, INC. AND SUBSIDIARY

 (12)  Stock Options, Continued
     These options are exercisable as follows:

                                                                                 Number of          Weighted-Average
                  Year Ending                                                      Shares            Exercise Price
                  -----------                                                      ------            --------------

Currently ..........................................................               59,253                          $   10.00
2002 ...............................................................               31,227                              10.00
2003 ...............................................................                  783                              10.00
2004 ...............................................................                  667                              10.00
                                                                                      ---
                                                                                   91,930                          $   10.00
                                                                                   ======                          =========

    Proforma fair value disclosures are required if the intrinsic value method is being utilized. In order to calculate the fair value of the options, it was assumed that the risk-free interest rate was 5.0% in 2001 and 5.5% in 2000, there would be no dividends paid by the Company over the exercise period, the expected life of the options would be the entire exercise period and stock volatility would be zero due to the lack of an active trading market for the stock. For purposes of pro forma disclosures, the estimated fair value is included in expense in the period vesting occurs. The following information pertains to the options granted to purchase common stock ($ in thousands, except per share amounts):


                                                                                                        Year Ended December 31,
                                                                                                        -----------------------
                                                                                                    2001                      2000
                                                                                                    ----                      ----
Grant-date fair value of options granted
    during the year ...........................................................                 $   7,580                     1,421
                                                                                                =========                     =====

Per share .....................................................................                      3.79                      4.06
                                                                                                     ====                      ====

Net losses as presented .......................................................                 $     (49)                     (227)
                                                                                                =========                      ====

Per share .....................................................................                      (.10)                     (.46)
                                                                                                     ====                      ====

Proforma net loss .............................................................                 $    (115)                     (336)
                                                                                                =========                      ====

Per share .....................................................................                      (.24)                     (.69)
                                                                                                     ====                      ====

(13)  Stock Warrants
    During 1999, the Company granted stock warrants to certain shareholders to purchase 24,000 shares of the Company's common stock at $10 per share. These warrants expire in 2004 and can be redeemed by the Company for $.01 with thirty days notice.

(14)  Profit Sharing Plan
    The Company sponsors a section 401(k) profit sharing plan which is available to all employees electing to participate. The Company did not make a contribution in 2001 or 2000.

                                                                     (continued)

                        FPB BANCORP, INC. AND SUBSIDIARY

(15)  Regulatory Matters
    The Bank is subject to certain restrictions on the amount of dividends that it may declare without prior regulatory approval. At December 31, 2001, no retained earnings were available for dividends without prior regulatory approval.

    The Bank is subject to various regulatory capital requirements administered by the regulatory banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgements by the regulators about components, risk weightings, and other factors.

    Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and percentages (set forth in the following table) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31, 2001, the Bank met all capital adequacy requirements to which they are subject.

    As of December 31, 2001, the most recent notification from the regulatory authorities categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, an institution must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage percentages as set forth in the following tables. There are no conditions or events since that notification that management believes have changed the Bank's category. The Bank's actual capital amounts and percentages are also presented in the table (dollars in thousands).

                                                                                                  Minimum
                                                                                                 To Be Well
                                                                                               Capitalized Under
                                                                   For Capital Adequacy        Prompt Corrective
                                              Actual                      Purposes             Action Provisions
                                       ------------------          ---------------------       -----------------
                                       Amount          %           Amount             %        Amount          %
                                       ------         ---          ------            ---       ------         ---
     As of December 31, 2001:
         Total capital to Risk-
           Weighted assets..........  $ 4,277         13.03%      $ 2,623            8.00%    $ 3,284        10.00%
         Tier I Capital to Risk-
           Weighted Assets..........    3,919         11.94         1,313            4.00       1,970         6.00
         Tier I Capital
           to Total Assets..........    3,919         10.30         1,522            4.00       1,903         5.00

     As of December 31, 2000:
         Total capital to Risk-
           Weighted assets..........    4,044         21.24         1,523            8.00       1,904        10.00
         Tier I Capital to Risk-
           Weighted Assets..........    3,843         20.18           762            4.00       1,142         6.00
         Tier I Capital
           to Total Assets..........    3,843         13.11         1,173            4.00       1,466         5.00

                                                                     (continued)

                        FPB BANCORP, INC. AND SUBSIDIARY

(16)  Holding Company Financial Information
    The Holding Company's unconsolidated financial information is as follows (in thousands):


                             Condensed Balance Sheet
                                                                 At December 31,
                                                                 ---------------
                                                                       2001
                                                                       ----
 Assets

Cash and cash equivalents .......................................     $    6
Investment in subsidiary ........................................      4,111
Land ............................................................        305
Deferred income taxes ...........................................         10
                                                                      ------
    Total assets ................................................     $4,432
                                                                      ======

    Liabilities and Stockholders' Equity

Notes payable ...................................................        342
Stockholders' equity ............................................      4,090
                                                                      ------
    Total liabilities and stockholders' equity ..................     $4,432
                                                                      ======

                         Condensed Statement of Earnings


                                                                    Year Ended
                                                                    December 31,
                                                                    ------------
                                                                        2001
                                                                        ----

Revenues...................................................          $    6
Expenses...................................................             (27)
                                                                        ---

    Loss before loss of subsidiary.........................             (21)
    Loss of subsidiary.....................................             (28)
                                                                        ---

    Net earnings...........................................            $(49)
                                                                       ====

                                                                     (continued)

                        FPB BANCORP, INC. AND SUBSIDIARY

(15) Holding Company Financial Information, Continued


                        Condensed Statement of Cash Flows


                                                                    Year Ended
                                                                    December 31,
                                                                    ------------
                                                                       2001
                                                                       ----
Cash flows from operating activities:
     Net loss ....................................................        $ (49)
     Adjustments to reconcile net loss to net cash
       used in operating activities:
         Undistributed loss of subsidiary ........................           28
         Increase in deferred income taxes .......................          (10)
                                                                            ---

            Net cash used in operating activities ................          (31)
                                                                            ---

Cash flows used in investing activity-
     Purchase of land ............................................         (305)
                                                                           ----

Cash flows from financing activity-
     Increase in notes payable ...................................          342
                                                                           ----

Net increase in cash and cash equivalents ........................            6

Cash and cash equivalents at beginning of the year ...............            -
                                                                           ----
Cash and cash equivalents at end of year .........................        $   6
                                                                          =====

                          Independent Auditors' Report



Board of Directors
FPB Bancorp, Inc.
Port St. Lucie, Florida:

     We have audited the accompanying consolidated balance sheets of FPB Bancorp, Inc. and Subsidiary (the "Company") at December 31, 2001 and 2000, and the related consolidated statements of operations, stockholders' equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company at December 31, 2001 and 2000, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.





HACKER, JOHNSON & SMITH PA
Fort Lauderdale, Florida
February 4, 2002

                               BOARD OF DIRECTORS



James L. Autin, M.D., age 49, graduated with honors from Tulane University in 1974, receiving a Bachelor of Arts degree in music history and theory. He received his Doctor of Medicine degree from Louisiana State University Medical Center in New Orleans in 1978, then underwent surgical specialty training in otolaryngology/head and neck surgery at St. Louis University Hospitals. In 1984, Dr. Autin initiated his private practice in St. Lucie County. He is Board
Certified in two specialties, facial plastic and reconstructive surgery and otolaryngology/head and neck surgery. He served on the Community Advisory Board of Port St. Lucie National Bank from 1994 to 1997.

John R. Baker, Sr., age 52, is the Bank's Vice Chairman of the Board. He graduated from the University of Georgia with a Bachelors of Business Administration in Real Estate. He moved to Stuart, Florida in 1981 and assumed the position of Vice President, General Manager of Bessemer Properties, Incorporated. Prior to moving to Stuart, Mr. Baker served as Director of Residential Sales for Bessemer in Atlanta, Georgia, where he began his real estate career in 1975. Mr. Baker is a former director of Barnett Bank of Martin County and is past President of Treasure Coast Builders Association and Florida Home Builders Association. He also served as Chairman of Housing & Finance Authority in Martin County and the Martin County Affordable Housing Task Force. Mr. Baker lives in Vero Beach and has been active in youth sports in Martin County and is currently a coach for the Sebastian Soccer Association. He is employed with the Laurel Corporation in Vero Beach and is involved in all aspects of real estate.

Gary A. Berger, age 52, serves as the Bank's Chairman of the Board. Mr. Berger is President of the accounting firm of Berger, Toombs, Elam & Frank, CPA. He is a graduate of Michigan State University and has been a certified public accountant since 1975. Mr. Berger is a member of the Rotary Club of Ft. Pierce. He is also a member of the Florida Institute of Certified Public Accountants and a member of the American Institute of Certified Public Accountants. He is past Treasurer of United Way, past President of the St. Lucie County Economic Development Council and past President of the Rotary Club of Fort Pierce.

Donald J. Cuozzo, age 48, received a Bachelor of Science degree in Environmental Technology from Florida Institute of Technology in 1979. He began his work career in the public sector with the Martin County Growth Management Department before leaving to work as a regional and national development coordinator. In that role, he was instrumental in obtaining approval of the Martin Downs DRI amendment and in coordinating the acquisition and development of a number of large residential communities in Palm Beach and Martin County. Mr. Cuozzo also served as a principal with a large Palm Beach County based engineering firm where he gained extensive experience in the area of project management and coordination. In 1993, he co-founded Houston Cuozzo Group ("HCG") to provide planning, design and government oriented strategic planning service for private and public sector clients in South Florida. Mr. Cuozzo has more than 20 years of experience planning and implementing numerous land developments throughout the region and has worked in nearly all facets of community and project development. Mr. Cuozzo is a founding member of the Martin County Business Development Board, a graduate of the first class of Martin County Leadership 91/92 and a recipient of the 1991 Industry Appreciation Award for Outstanding contribution to the Community. He is a past Second Vice President of the Treasure Coast Builders Association. Mr. Cuozzo was recently appointed to the Treasure Coast Regional Planning Council by Governor Jeb Bush.

Ann L. Decker, age 50, was born in Chicago, Illinois and has a Bachelor of Science in Professional Business Management from Barry University in Miami, Florida. She presently serves as District Manager for U.S. Congressman Mark Foley. Ms. Decker was formerly a co-owner of Intracoastal Printing, Inc., which was sold in 1990. She is also on the Board of Directors of the Visiting Nurses Association of Florida and serves as Vice President of the Port St. Lucie Republican Club and as President of the JIG Investment Club.

Paul J. Miret, age 55, is presently a realtor with RE/MAX 100 Riverside. Prior to that, he was the owner and operator of Sunshine Carpet Cleaning from 1978 to 1998 and of Ameri-Kleen Services from 1992 to 1998. He also owns and manages 23 residential rental units. From 1995 to 1997, Mr. Miret served on the Community Board of Riverside National Bank. Mr. Miret is also a past President of the Port St. Lucie Little League and the Port St. Lucie Exchange Club and a past director of the Port St. Lucie Chamber of Commerce.

Robert L. Schweiger, age 54, is the Bank's Secretary of the Board. He has lived in the Port St. Lucie area since 1975, and is presently the Chairman and Co-Manager of Roberdos, LC, a trade magazine and industrial trade show consulting firm. He is also the President of Redako Corporation, a thoroughbred horse business. From 1994 to 1997, Mr. Schweiger served as an Advisory Board member of Port St. Lucie National Bank. Mr. Schweiger is a board member of the Exchange CASTLE and secretary and board member of the Stuart West Property Owner's Association. He has a Bachelor of Arts degree in English Literature from the American University of Beirut and a Masters of Business Administration degree from Florida Atlantic University.

Robert L. Seeley, age 77, has been in private law practice in Florida for 40 years. He currently is counsel to the Stuart law firm of Warner, Fox, Wackeen, Dungey, Seeley, Sweet & Beard, LLP. From 1973 to 1996, Mr. Seeley served as a Director of Barnett Bank of the Treasure Coast. He is also a founding director and the Chairman of HCA Medical Center and former director of the St. Lucie and Martin County Economic Development Councils. Mr. Seeley completed his undergraduate studies at the University of Illinois and received his Juris Doctorate degree from the University of Florida.

David W. Skiles, age 54, is the President and Chief Executive Officer of the Bank. Prior to joining the Bank, he was the Vice President and Regional Manager of First United Bank from 1997 to 1998. From 1989 to 1997, Mr. Skiles was the Vice President and Senior Lender of Port St. Lucie National Bank. Mr. Skiles has a Bachelor of Science degree from Barry University and is a Vice President of the St. Lucie County Chamber and is an associate member of the Stuart/Martin County Chamber of Commerce. Mr. Skiles currently serves as Chairman of the PSL Chamber's Port St. Lucie Area Council and is a member of the Port St. Lucie Breakfast Rotary Club and the Sertoma Club of Martin County. Mr. Skiles has also served on the numerous campaigns for the United Way of St. Lucie & Martin Counties, most notably as Campaign Chairman in Martin County in 1985 and as chairman of the Professional Division in St Lucie County for the 2000 Campaign.

Thomas E. Warner, age 54, is currently on a leave of absence from the law firm of Warner, Fox, Wackeen, Dungey, Seeley, Sweet & Beard, LLP. Mr. Warner presently serves as Solicitor General of the State of Florida and, from 1992 to 1999, was a member of the Florida House of Representatives. Mr. Warner is also a co-owner of War-Min, Inc., NRS Land Trust and 1100 Land Trust. He received both his Bachelor of Science and Juris Doctorate degrees from the University of Florida and is active in the Palm City Presbyterian Church and the Stuart Rod and Reel Club.

Paul A. Zinter, age 47, has been a resident of Port St. Lucie for 33 years, and was a member of the second graduating class from Fort Pierce Central High School. Mr. Zinter received a Bachelor of Arts degree in business administration from Eastern New Mexico University in 1975, where he majored in real estate and business administration. Following college, he joined his family's Port St. Lucie based real estate agency, Welcome Center Real Estate, Inc., as a sales associate, later advancing to the position of sales manager. For the past 8 years, he has been the managing broker and Chief Executive Officer of that agency. Mr. Zinter is a graduate of the Realtors Institute, holding Certified Residential Specialist and Certified Real Estate Brokerage Manager certificates. He is past President of the Rotary Club of Port St. Lucie, past Director of the St. Lucie County Board of Realtors and past Administrative Board Member of Riverside National Bank.

                                FPB BANCORP, INC.

                                  NON-DIRECTOR
                               EXECUTIVE OFFICERS



Nancy E. Aumack, age 53, has been the Bank's Senior Vice President and Chief Financial Officer since March 2001, and has held that position with FPB Bancorp, Inc. since December 2001. Immediately prior to that, she was Senior Vice President and Chief Financial Officer of Independent Community Bank, Tequesta, Florida. In the period from 1997 to 1999, she served as Chief Financial Officer and administrative support director for the engineering firm Lindahl, Browning, Ferrari & Hellstrom, Inc. in Palm City, Florida. From 1995 to 1997, she served as Vice President and Chief Financial Officer for Treasure Coast Bank, Stuart, Florida and from 1983 to 1995, she served as Vice President and Financial Accounting Officer for American Bank of Martin County in Stuart. Ms. Aumack received her A. S. degree in financial services from Indian River Community College in 1989. She is presently a member of the American Heart Association Heart Walk Committee and the WPSL Christmas Kids Committee.

Stephen Krumfolz, age 51, has been the Bank's Vice President and Senior Lending Officer since July 1999, and was promoted to Senior Vice President in 2001. He has held that position with FPB Bancorp, Inc. since December 2001. Prior to joining the Bank, he was Vice President and SBA Lending Manager for Riverside National Bank, from January 1998 through June 1999. He served as Vice President and Commercial Lending Officer for Port St. Lucie National Bank from 1994 through 1997, and completed all phases of Barnett Bank's Management Training Program during his employment from 1989 through 1994. Mr. Krumfolz received an Associates Degree in Banking through the American Institute of Banking and Indian River Community College in 1991, as well as a Core Credit School Certificate from Barnett Bank in 1992. He is an active member of the Port St. Lucie Breakfast Rotary Club and Treasure Coast Business On The Green.

Marge Riley, age 53, is FPB Bancorp, Inc.'s and the Bank's Senior Vice President and Chief Operations Officer. She also serves as the Bank's Security Officer, Compliance Officer, Bank Secrecy Act Officer and Community Reinvestment Act Officer. Prior to joining the Bank in 1998, Ms. Riley was the Assistant Vice President and Branch Manager for First National Bank & Trust Company of the Treasure Coast from 1997 to 1998. From 1990 to 1997, she served as Assistant Vice President Loan Administrator for Port St. Lucie National Bank. Ms. Riley has Associate Degrees in Accounting and Banking and Financial Services from Fox Valley Technical College in Appleton, Wisconsin. She is presently Treasurer of the Port St. Lucie Business Women, Board Secretary for the Deaf Services Center and a member of the Port St. Lucie Women On Wall Street.

                               FIRST PEOPLES BANK

                                    OFFICERS


             David W. Skiles, President and Chief Executive Officer

         Marge Riley, Senior Vice President and Chief Operating Officer

       Nancy E. Aumack, Senior Vice President and Chief Financial Officer

            Stephen Krumfolz, Senior Vice President and Senior Lender

                       Melissa M. Favorite, Vice President

                  Chrestia J. Bradley, Assistant Vice President





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



                             COMMUNITY LIAISON BOARD



Ronald Belkin is a graduate of New York Institute of Technology, with a finance degree. He also received his Chartered Life Underwriter designation from the American College in Bryn Mawr, Pa. He served with the Office of Naval Intelligence in Vietnam from 1968 - 1972. Mr. Belkin is a licensed real estate and mortgage broker, and he owns and operates Dolphin Realty Group, Inc., in Port St. Lucie, Florida, which builds spec homes on Hutchinson Island.

Linda Braswell owns and operates Braswell Bail Bonds & Braswell Surety Services in Stuart, Florida. She is past president of the Florida Surety Agent Association, and was its former secretary and vice president. In addition, she is a former SE Director and Vice President of the Professional Bail Agents of the U.S., and is it's current Sr. Vice President. Mrs. Braswell has twice been appointed by Governor Jeb Bush, to the Judicial Nominating Commission, 19th Judicial Circuit.

Meredith Breault graduated from Essex College of Business in New Jersey, and is the owner of Management Recruiters in Port St. Lucie, Florida. She is also a fashion consultant with Weekenders, USA, presenting a wardrobe concept for all lifestyles to women throughout this area. In addition, Meredith is involved in the IRCC Scholarship Fund program.

Shirley Cherveny graduated from Monterey Peninsula College in Monterey, California, with a degree in special education and creative writing. Her career includes a professorship in special education in Long Island, New York, a background in real estate brokerage sales, and operation of other companies in the state of Florida, currently including the purchase and renovation of homes in Martin and St. Lucie Counties, Florida.

Fred Fetzner is a graduate of Florida State University in 1962, and has been the President and Chief Executive Officer of Tiger Tale Publications since 1976. From 1963 to 1970, he served as Sales Manager of Xerox Corporation, and following that, he was Marketing Director of Boise Cascade Land Division from 1970 to 1972, and was with Direct Marketing, Inc. from 1973 to 1976.

Gardner S. Foote is a retired U.S. Air Force aircraft maintenance supervisor, flight engineer and senior manager, serving active duty during WWII, Korea and Vietnam. He is a member of the Board of Directors of the Dow Air Force Base Federal Credit Union in Bangor, ME, as well as the Bolling Air Force Base Federal Credit Union, Washington, DC. He was employed by Northern Virginia Bank as their Facilities Manager and Purchasing Agent, and by the U.S. Department of Justice, Drug Enforcement Administration. He is a former chairman of the St. Lucie County Solid Waste Advisory Board, and was a member of the Community Board of Directors of Port St. Lucie National Bank.

Gilbert Miller holds a B.S. degree from Bethune-Cookman College, an M.S. in Education from Indiana University, and a Specialist degree in supervision and administration from Florida Atlantic University in Boca Raton, Florida. His career includes positions as a teacher, principal, assistant superintendent and deputy superintendent of Martin County, Florida Schools. He is affiliated with St. Luke's Episcopal Church, Phi Beta Sigma Fraternity, Martin County Block Grant Committee, Banner Lake Residents' Association, Inc., Banner Lake Club, Inc., Chapman School of Seamanship, American Legion Post #176, Hobe Sound Citizen's Alliance and the Banner Lake Gomez Crime Watch Program. He is a former director of the Red Cross and the Boys and Girls Club of Martin County.

Howard Shields, co-founder of First Peoples Bank, and chairman of its Community Liaison Board, began his banking career in Dayton, Ohio, serving 27 years with Merchants National Bank and Trust Company. After moving to Florida in 1976, he served as executive vice president, and later director, of Stuart National Bank, Stuart, Florida, charter director of Treasure Coast Savings Bank, Stuart, Florida, managing agent for Resolution Trust Company, and president, chief executive officer and director of Seaboard Savings Bank, Stuart, Florida. He is a past president of the Rotary Club of Stuart, Florida, past president and board member of United Way of Martin County, Florida, a long-time member of the Financial Executives Institute, and past chairman of Group Seven, Florida Bankers Association.


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

                               GENERAL INFORMATION


Annual Meeting         The  Annual  Meeting  of the Stockholders will be held at
                       First  Peoples  located at 1301 Port St. Lucie Boulevard,
                       Port St. Lucie, Florida at 5:00 P.M., April 24, 2002.

Transfer Agent and     Registrar and Transfer Co.
Registrar              10 Commerce Drive
                       Cranford, NJ  07016
                       (800) 368-5948

Corporate Counsel      Igler & Dougherty, P.A.
                       1501 Park Avenue East
                       Tallahassee,  Florida  32301


Independent            Hacker, Johnson & Smith PA
Auditors               Certified Public Accountants
                       4901 Northwest 17th Way, Suite 306
                       Fort Lauderdale, Florida  33309


                        COMMON STOCK PRICES AND DIVIDENDS


The common stock of FPB Bancorp, Inc. is not actively traded, but was sold in a public offering in 2002 for $11.50 per share. To date no cash dividends have been paid. Future dividends, if any, will be determined by the Board of Directors. As of December 31, 2001, FPB Bancorp had 688 holders of record of common stock.













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